Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Form 10-K for the fiscal year ended April 30, 2012, of our report dated August 12, 2011, accompanying the financial statements of General Metals Corporation as of April 30, 2011 and for the year then ended.

Mark Bailey & Company, Ltd.
Reno, Nevada
July 30, 2012